Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS REALEASE

Kimco Realty Corporation announces management changes

NEW HYDE PARK, NY, April 19, 2010 – Kimco Realty Corporation (NYSE: KIM) announced today that, effective April 23, David Lukes has resigned as executive vice-president and chief operating officer to accept a position as chief executive officer of Mall Properties, Inc.

Michael V. Pappagallo has been appointed chief operating officer of the company in addition to his role as chief financial officer.  Milton Cooper continues to serve as executive chairman and David B. Henry as president and chief executive officer.

 “We wish David well and look forward to working together in the future,” said Dave Henry. “One of Kimco’s many strengths is the depth of our management team and our bench strength.  Mike is excited about this new role and is looking forward to his increased involvement with the operations teams.”

Kimco’s five regional operating presidents, Robert (Rob) Nadler (central region), Wilbur (Tom) Simmons (northeast and mid-Atlantic regions), Paul Puma (southeast, Florida and Puerto Rico regions), John Visconsi (southwest region) and Conor Flynn (northwest region) will report directly to Mike in his new capacity. Additionally, Chris Freeman, vice-president of property management will also report to Mike.  Also, in connection with these changes, Rob Nadler will assume responsibility for overseeing leasing and tenant relations in addition to his role as president of the central region for Kimco.  Rob has been involved in retail real estate for 30 years and worked at Kimco for 12 of those years.  Rob’s prior affiliations include his role as senior vice-president of the retail division at Lasalle Partners.  Prior to that, Rob was managing director at JMB Institutional Realty and executive vice-president with JMB Property Management Corporation where he had national responsibility for a 55 million square foot retail portfolio.

The Company does not anticipate any material impact to net income or funds from operations per share for the full-year 2010 as a result of these management changes.  The company will hold its quarterly conference call on Thursday, May 6 at 9:00 a.m. Eastern Time.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers.  As of December 31, 2009, the company owned interests in 1,479 retail properties comprising 152 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) the level and volatility of interest rates and foreign currency exchange rates, (v) increases in operating costs and real estate taxes, (vi) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, (vii) the Company’s ability to raise capital by selling its assets, (viii) changes in governmental laws and regulations, (ix) the availability of suitable acquisition opportunities, (x) valuation of joint venture investments, (xi) valuation of marketable securities and other investments, (xii) changes in the dividend policy for the Company’s common stock, (xiii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission, including but not limited to the company's report on Form 10-K for the year ended December 31, 2008 and the section titled “Risk Factors” therein, as may be updated or supplemented in the company’s Form 10-Q filings. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

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CONTACT: Barbara Pooley, senior vice president, finance & investor relations, 1-866-831-4297